Exhibit 10.38

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of March 31, 2009, by and between DAX Partners, LP, a limited partnership organized under the laws of the Cayman Islands (the “Purchaser”), and Selectica, Inc., a Delaware corporation (the “Seller”). Certain other capitalized terms used in this Agreement are defined in Exhibit A hereto.

The Seller is the beneficial owner of all of the outstanding shares (the “Shares”) of capital stock of Selectica India Pvt. Ltd., a company organized under the laws of India (the “Company”). This Agreement contemplates the sale by the Seller to the Purchaser of the Shares.

In consideration of the foregoing and the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE TRANSACTION

1.1 Sale and Purchase of Shares. Upon the terms and conditions set forth in this Agreement, at the Closing (as defined below), the Seller will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Shares, free and clear of any Encumbrances.

1.2 Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) is US$3,219,000, of which $2,219,000 (the “Closing Payment”) will be paid to the Seller on the Closing Date, and $1,000,000 (the “Escrow Amount”) will be deposited with an escrow agent to be mutually agreed upon by the parties (the “Escrow Agent”) upon execution of the Escrow Agreement (as defined below), which the parties desire to occur as soon as commercially practicable following the Closing. The Escrow Amount, once deposited with the Escrow Agent, will be held in accordance with the terms of this Agreement and an escrow agreement (the “Escrow Agreement”), the terms and conditions of which will be mutually agreed to by the parties as soon as commercially practicable after the Closing. The Escrow Agent will distribute the Escrow Amount to the Seller on the Final Payment Date, in accordance with to the terms of the Escrow Agreement. For the avoidance of any doubt, in no event will the Escrow Amount be subject to offset or reduction of any kind, notwithstanding the parties’ respective rights hereunder.

1.3 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Contemplated Transactions”) will take place at the principal executive offices of the Seller on the date hereof (such date, the “Closing Date”) and concurrently with the execution of this Agreement.

1.4 Transfer of Beneficial Ownership.

(a) The Shares will be sold, conveyed, transferred and delivered, pursuant to instruments in such form as may be necessary or appropriate to effect a conveyance of the Shares under applicable Law. Such transfer instruments will be in form and substance reasonably acceptable to the parties and will include the following: (i) a share transfer form in the form to be agreed upon by the parties, which will transfer the Shares to the parties specified in writing by the Purchaser; and (ii) such other instruments and agreements as may be required to effect the Contemplated Transactions (the “Transfer Documents”).

(b) The transfer of the Shares will be effective as of the Closing Date, from and after which date the Purchaser will be the beneficial owner of the Shares for all purposes and to the extent registered ownership of the Shares is not transferred to the Purchaser as of the Closing Date, the Seller will hold the Shares (including, for the purposes hereof, the Nominee Share (as such term is defined herein)) as nominee or trustee for the benefit of the Purchaser until the Shares have been formally registered in the name of the Purchaser and/or such other Person(s) as the Purchaser may designate. It is the parties’ intent that all the benefits and burdens of ownership of the Shares will transfer to the Purchaser on the Closing Date. To the extent that transfer of registered ownership of the Shares is not perfected on the Closing Date or would be contrary to applicable Law or requires the consent, authorization or approval of any Person, including any Governmental Authority, which consent, authorization or approval the parties were not able to obtain prior to the Closing Date, the parties will use their best efforts to provide to, or cause to be provided to, the Purchaser, to the extent permitted by Law, the rights and benefits associated with registered ownership of the Shares and take such other actions as may reasonably be requested by the Purchaser in order to place the Purchaser, insofar as reasonably possible, in the same position as if the Purchaser were the registered shareholder. Without limiting the foregoing and in connection therewith, the Purchaser will have the right (i) to receive all dividends or distributions (liquidating or otherwise) associated with the Shares, or direct the Seller to deliver such dividends or distributions to the party of its selection, (ii) to direct the Seller to sell, transfer or encumber the Shares, and receive the proceeds therefrom, including any of the rights or privileges associated with the Shares, and (iii) to direct the Seller to vote the Shares as it instructs.

(c) In connection with the arrangement set forth in this Section 1.4, and without limiting the foregoing, the Seller covenants and agrees as follows: (i) to vote the Shares at the meetings of the shareholders of the Company only as directed by the Purchaser; (ii) to observe all corporate formalities and filing requirements that may have to be met with regard to the Shares; (iii) to forward to the Purchaser, or any other Person identified by the Purchaser, all dividends, distributions (liquidating or otherwise), and sale proceeds made with respect to the Shares; (iv) to sell, transfer or encumber the Shares only as directed by the Purchaser; (v) to immediately notify the Purchaser upon attachment or attempted seizure of, or acquisition of, any interest or assertion of any rights in, the Shares by any third Person and take appropriate action to defend against such attachment and to protect the Purchaser’s interest in the Shares; (vi) to not take any action with respect to the Company’s bank accounts, or the funds therein, without the prior written consent of the Purchaser; and (vii) to be entitled to rely on the written instructions of the officers and directors of the Purchaser, and such instructions will be deemed to have been duly authorized by the Purchaser.

(d) Without limiting the parties’ respective rights and obligations under this Section 1.4, the parties agree to cooperate in good faith and take any such actions as may be reasonably necessary to cause the Contemplated Transactions to be consummated under applicable Law as soon as commercially practicable following the Closing.

1.5 Closing Deliveries.

(a) As soon as commercially practicable after the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i) the duly executed Transfer Documents;

(ii) certificates representing the Shares, duly endorsed in blank, with all the appropriate share transfer tax stamps affixed to the Transfer Documents; and

(iii) resignations effective as of the Closing Date of each director and officer of the Company as the Purchaser may have requested in writing.

(b) At the Closing, the Purchaser will deliver or cause to be delivered to the Seller the Closing Payment, less any amounts withheld in accordance with Section 6.9 hereof, by wire transfer of immediately available funds to the account specified by the Seller.

(c) Upon delivery of the items set forth in Section 1.5(a) to the Purchaser (such delivery date, the “Final Payment Date”), the Escrow Amount will be distributed to the Seller. In the event the Escrow Agreement has not been executed as of the Final Payment Date, the Purchaser will pay the Escrow Amount to the Seller on the Final Payment Date.

(d) In the event that the documents set forth in Section 1.5(a) are not delivered within 90 calendar days of the Closing (which failure is not caused by any act or omission of the Purchaser), the Purchaser will be entitled to retain any interest accrued on the Escrow Amount pursuant to the Escrow Agreement through the termination of the Escrow Agreement. The parties further recognize and agree that any breach of Section 1.5(a) may give rise to irreparable harm to the Purchaser for which money damages would not be an adequate remedy and, agree that, in addition to the other remedies, the Purchaser will be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of a remedy of money damages.

(e) In connection with the Closing, the parties, as applicable, will cause the Company to undertake the following as soon as reasonably practicable thereafter:

(i) convene a meeting of the board of directors of the Company (the “Company Board”) to discuss the following: (A) approval of the transfer of Shares from the Seller to the Purchaser or its nominees as set forth in the Transfer Documents; and (B) the appointment of new directors nominated by the Purchaser to the Company Board;

(ii) convene a second meeting of the Company Board within 7 days of the meeting referred to in subsection (i) above to note the resignations of the existing directors, as may be requested by the Purchaser;

(iii) file a Form 32 for the resignation of the existing directors and appointment of new directors to the Company Board, as required under applicable Law;

(iv) record the changes to the Register of Members maintained by the Company under applicable Law;

(v) make an endorsement back of the Share Certificate submitted to it by the Purchaser; and

(vi) instruct the Company’s bank to change the authorized signatories for the Company’s bank account(s) to the persons designated by the Purchaser.

1.6 Taxes. Any and all applicable sales, use, transfer, stamp, stock transfer, value-added or other similar Taxes that are, or become due and payable as a result of the Contemplated Transactions, whether such Taxes are imposed by Law on the Seller, the Purchaser or the Company (such Taxes, the “Transfer Taxes”) will be borne solely by the Seller. Any and all other applicable Taxes (including, without limitation, capital gains or other taxes imposed by any applicable Governmental Authority in India, whether such Taxes are imposed by Law on the Seller, the Purchaser or the Company (such Taxes, the “Other Taxes”), will be borne solely by the Purchaser.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements set forth in this Article 2 are true and correct as of the Closing:

2.1 Organization and Good Standing.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware, and has all requisite corporate power and authority to conduct its business as presently conducted.

(b) The Company is duly organized, validly existing and in good standing under the Law of India, and has all requisite corporate power and authority to conduct its business as presently conducted.

2.2 Authority and Enforceability. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions by the Seller have been duly authorized by all necessary action on the part of the Seller. The Seller has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to (a) Law of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Law governing specific performance, injunctive relief and other equitable remedies.

2.3 No Conflict. Neither the execution, delivery and performance of this Agreement by the Seller, nor the consummation by the Seller of the Contemplated Transactions, will (a) conflict with or violate (i) the Seller’s certificate of incorporation or bylaws, or (ii) the Company’s memorandum of association, articles of association or similar constituent document, each as amended to date, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract of the Seller or the Company, (c) to the best of Seller’s Knowledge, violate any Law or Judgment applicable to the Seller or the Company or (d) require the Seller or the Company to obtain any Governmental Authorization or make any filing with any Governmental Authority except as contemplated by Section 1.5 and 1.6 hereof.

2.4 Capitalization and Ownership.

(a) The authorized capital stock of the Company consists solely of 1,000,000 shares of capital stock, par value 0.10 rupees per share, of which 757,520 shares are issued and outstanding. The Seller is the registered holder of 757,519 of the Shares (the “Registered Shares”). Selectica UK Ltd. (the “Nominee”) is the registered owner of 1 of the Shares (the “Nominee Share”) and holds such Nominee Share on behalf of the Seller. The Seller is the sole beneficial owner of all of the Shares, free and clear of all Encumbrances. Upon payment in full of the Purchase Price, good and valid title to the Shares will pass to the Purchaser, free and clear of any Encumbrances, and with no restrictions on the voting rights or other incidents of record and beneficial ownership of such Shares, except to the extent contemplated by this Agreement. The Shares are duly authorized, validly issued, fully paid and nonassessable. There are no contracts to which either the Seller or any other Person is a party or bound with respect to the voting (including voting trusts or proxies) of the Shares. Other than the Shares, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any shares of the Company’s capital stock.

(b) The Company does not directly or indirectly own any capital stock of, or other equity interests in, any corporation, limited liability company, partnership or any other entity.

2.5 Certain Payments.

(a) To the Knowledge of the Seller, neither the Seller, nor any member, officer, agent, employee, Affiliate or other Person associated with or acting on behalf of the Seller has (i) provided, or arranged for the provision of, any unlawful contribution, gift, entertainment or other unlawful expense relating to any political party or official thereof or any candidate for public office; (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the anti-laundering compliance provisions of the USA PATRIOT Act of 2001, as amended, or any other applicable anti-corruption Laws or regulations; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person (including any representative or employee of any Governmental Authority); or (iv) violated or operated in noncompliance with any export restrictions, anti-boycott regulations or embargo regulations.

(b) None of the assets and properties of the Company (i) has been acquired by the Company pursuant to a transaction that has involved directly or indirectly an illegal payment to a representative or employee of any Governmental Authority or (ii) represents the proceeds of any illegal activity.

(c) As per the Seller’s books and records, the Seller’s cost basis in the Shares as of the Closing Date is US$2,978,407.

2.6 Cash Balance. As of March 30, 2009, the aggregate value of the Company’s cash and cash equivalents was 221,415,962 rupees (the “March Cash Balance”).

2.7 Brokers’ Fees. The Seller has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

2.8 Disclosure of all Material Liabilities. During the course of negotiation of this Agreement and prior to the date hereof, Seller has made available to Purchaser any and all information and materials requested by Purchaser and/or Purchaser’s accountants, advisors, attorneys or other representatives in connection with the Purchaser’s evaluation of the Company and the Contemplated Transactions. To the Seller’s Knowledge (after reasonable inquiry and investigation), there are no Liabilities of the Company other than those disclosed to the Purchaser in connection herewith, whether reflected on the books of account of the Company or otherwise (including, for such purpose but without limitation, the March Cash Balance).

2.9 Disclaimer of Other Representations and Warranties. The representations and warranties set forth in this Article 2 are the only representations and warranties made by the Seller with respect to the Shares, the Seller, the Company or any other matter relating to the Contemplated Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that the statements set forth in this Article 3 are true and correct as of the Closing:

3.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Law of the Cayman Islands, and has all requisite corporate power and authority to conduct its business as it is presently conducted.

3.2 Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the Contemplated Transactions by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the valid and binding obligation of the Purchaser, is enforceable against the Purchaser in accordance with its terms, subject to (a) Law of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Law governing specific performance, injunctive relief and other equitable remedies.

3.3 No Conflict. Neither the execution, delivery and performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the Contemplated Transactions, will (a) conflict with or violate the Purchaser’s articles of association, memorandum of association or other constituent documents, each as amended to date, (b) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any contract, (c) violate any Law or Judgment applicable to the Purchaser or (d) require the Purchaser to obtain any Governmental Authorization or make any filing with any Governmental Authority, except in any case that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Investment Intent. The Purchaser is acquiring the Shares for the Purchaser’s own account and investment purposes and is not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of any federal or state securities Law. The Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and has sufficient business and financial knowledge and experience to protect its own interests and to evaluate the merits and risks in connection with the purchase of the Shares.

3.5 Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s Knowledge, threatened against the Purchaser that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement.

3.6 Financial Capacity and Related Matters.

(a) The Purchaser has immediately available cash in an amount sufficient to pay the Purchase Price on the Closing Date.

(b) The source of funds for such cash are not derived from, or related to, any activity that is illegal or illegitimate or deemed criminal under the laws of the United States, the Cayman Islands or any other jurisdiction, nor are they derived from any account, Person, or entity located in a jurisdiction that: (i) is listed on any of the lists of OFAC prohibited countries, territories and Persons (found on the OFAC website at www.treas.gov/ofac) or subject to OFAC regulations or sanctions; (ii) has been designated a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering; or (iii) has been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern” subject to “Special Measures for Jurisdictions, Financial Institutions, or International Transactions of Primary Money Laundering Concern” regulations implemented by the US Department of Treasury or Financial Crimes Enforcement Network.

(c) The investment made by the Purchaser in the Shares will not directly or indirectly contravene any applicable anti-money laundering laws, regulations or conventions of the United States, the Cayman Islands or other international jurisdictions, nor will such investment made by the Purchaser (to the extent that such matters are within the control of the Purchaser) cause either the Seller or the Company to be in violation of any applicable anti-money laundering laws, regulations or conventions of the United States, the Cayman Islands or other international jurisdictions, including the Cayman Islands Anti-Money Laundering Regulations, The Proceeds of Criminal Conduct Law (as amended) of the Cayman Islands, OFAC regulations, the United States Bank Secrecy Act and corresponding regulations, the United States Money Laundering Control Act of 1986, or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

3.7 Brokers’ Fees. The Purchaser has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

3.8 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the business of the Company as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its Affiliates and representatives have been provided adequate access to the personnel, properties, premises and records of the Seller and the Company for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller, the Company or their representatives (except the representations and warranties set forth in Article 2). The Purchaser hereby acknowledges and agrees that other than the representations and warranties set forth in Article 2, none of the Seller, the Company, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders, makes or has made any representation or warranty, express or implied, at Law or in equity, as to any matter whatsoever relating to the Shares, the Seller, the Company, or any other matter relating to the Contemplated Transactions including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the business of the Company after the Closing in any manner or (iii) the probable success or profitability of the business of the Company after the Closing.

ARTICLE 4

POST-CLOSING COVENANTS

4.1 Further Assurances; Cooperation.

(a) From and after the Closing, the Seller and the Purchaser each will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to make effective as promptly as practicable the Contemplated Transactions and to cooperate with each other in connection with the foregoing, including to: (i) obtain all necessary waivers, consents and approvals from other parties; (ii) obtain all Governmental Authorizations that are required to be obtained under any Law and (iii) effect all necessary registrations and filings including filings and submissions of information requested or required by any Governmental Authority. In connection therewith, the Seller will cause the Nominee to take such actions as are necessary, proper or advisable to facilitate the Contemplated Transactions. In no event, however, will the Seller be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with its obligations under this Section 4.1.

(b) Notwithstanding and without limiting Section 4.2 hereof, the parties further acknowledge that, in connection with certain intercompany transfers and transactions that may be undertaken by Seller and its Affiliates prior to the Closing Date, certain assets and related rights may continue to be held in the name of the Company as of the Closing Date (such assets and rights the “Non-transferred Assets”). From time to time after the Closing Date, to the extent that the Purchaser discovers the existence of a Non-Transferred Asset, the parties will cooperate in good faith to effect the transfer of such Non-transferred Asset from the Company to an entity designated by the Seller, provided that this would not alter the original intent of the parties as evidenced by this Agreement with respect to the Shares to be sold and transferred to the Purchaser.

4.2 D&O Indemnification. The Purchaser will maintain and perform, and will not take any action to alter or impair, any indemnification provisions or similar exculpatory provisions eliminating personal liability of directors and officers for monetary damages existing in the Company’s articles of association, memorandum of association, existing indemnification agreements between the Company and its directors and officers, or any similar written agreement in effect as of the Closing Date, to the extent a copy of which has been made available to the Purchaser, for a period of not less than six years after the Closing Date, except for any changes in such articles of association, memorandum of association of existing indemnification agreements which, in each instance, do not directly or indirectly adversely affect the application of such provisions to acts or omissions of such individuals prior to the Closing Date or materially alter or impair the rights of such individuals thereunder. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 4.2 will survive the consummation of the Contemplated Transaction and are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of the Company and his or her heirs and representatives. Following the Closing Date, the obligations of the Purchaser under this Section 4.2 will not be terminated or modified in such a manner as to adversely affect the rights of any present or former director and officer of the Company under this Section 4.2 without the consent of such affected present or former director and officer of the Company.

4.3 Public Announcements. Following the Closing, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that the Seller reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Law or securities listing standards (in which case the disclosing party agrees to use commercially reasonable efforts to advise the other party prior to making the disclosure).

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification of the Seller. The Purchaser will, from and after the Closing, defend and promptly indemnify and hold harmless the Seller, and its officers, directors, stockholders, Affiliates, agents and representatives (collectively the “Sellers Indemnified Parties”), from, against, for, and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by any such party arising out of or resulting from:

(a) any breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or any Transfer Documents;

(b) the enforcement by any Sellers Indemnified Party of any of its rights under this Section 5.1 or any other covenant contained in this Agreement or any Transfer Documents;

(c) any Other Taxes or any Liability for Taxes provided for in Section 5.3(b); or

(d) the operations of the Company following the Closing.

5.2 Indemnification of the Purchaser. The Seller will defend, indemnify, and hold harmless the Purchaser and its respective officers, directors, stockholders, Affiliates, agents and representatives (collectively the “Purchaser Indemnified Parties”) from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by any such party arising out of or resulting from:

(a) any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or any Transfer Documents;

(b) the enforcement by any Purchaser Indemnified Party of any of its rights under this Section 5.2 or any other indemnification covenant contained in this Agreement or the Transfer Documents; or

(c) Any Transfer Taxes or Liability for Taxes as provided for in Section 5.3(a).

5.3 Tax Matters.

(a) Seller’s Liability for Taxes. Except to the extent such items have been paid prior to Closing, the Seller will be liable for and will indemnify the Purchaser for all Taxes imposed on the Company or for which the Company may otherwise be liable (i) for any taxable year or period that ends on or before the Closing Date, and (ii) the portion of such taxable year or period ending on or including the Closing Date (but only to the extent such Taxes arise from actions taken by the Company prior to the Closing that result in Liability for Taxes after the Closing Date). The Seller will be entitled to any refund of Taxes the Company receives for any such periods ending on or prior to the Closing Date.

(b) Purchaser Liability for Taxes. The Purchaser will be liable for and will indemnify Sellers for the Taxes of each Company (i) for any taxable year or period that begins after the Closing Date, and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, except to the extent of Taxes payable by Sellers in accordance with Section 5.3(a).

5.4 Procedure. Any party seeking indemnification pursuant to this Agreement (the “Indemnified Party”) will promptly give the party from whom such indemnification is sought (the “Indemnifying Party”) written notice (a “Claim Notice”) of the matter with respect to which indemnification is being sought, which notice will specify in reasonable detail, if known, the amount or an estimate of the amount of the Liability arising therefrom and the basis of the claim or indemnification obligation. Such Claim Notice will be a condition precedent to any Liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to promptly notify the Indemnifying Party will not adversely affect the Indemnified Party’s right to indemnification hereunder except, and only to the extent that, in the case of a claim made by a third Person, the defense of that claim is materially prejudiced by such failure.

5.5 Third Party Claims.

(a) In connection with any indemnification claim arising out of a claim or legal Proceeding (a “Third Party Claim”) by any third Person, the Indemnifying Party will be entitled to control the defense of any such claim with counsel reasonably acceptable to the Indemnified Party at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, by providing written notice to the Indemnified Party no later than five business days following its receipt of the Claim Notice; provided, however, that the Indemnifying Party may not assume control of the defense of a suit or proceeding (a) involving criminal liability, or (b) to the extent such suit or proceeding seeks an injunction or equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes control of the defense, the Indemnified Party may participate at its own expense. The party controlling such defense will keep the other party reasonably advised of the status of such suit or proceeding and the defense thereof, and will consider in good faith recommendations made by the non-controlling party with respect thereto. The parties will otherwise cooperate in good faith in connection with such defense.

(b) The Indemnifying Party will be entitled to agree to a settlement of, or the stipulation of any Judgment arising from, any such Third Party Claim, with the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required from the Indemnified Party if (A) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or Judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (B) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party, and (C) such settlement or Judgment does not impose an injunction or other equitable relief upon the Indemnified Party, require the Encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business or otherwise materially adversely affect its business.

5.6 Limitations.

(a) In no event will the Seller’s Liability under this Agreement exceed the Purchase Price actually paid hereunder; provided, however, that (x) the Liability of the Seller for Taxes arising under Section 5.3 will not exceed US$1,000,000 and (y) the Liability of the Seller arising under Section 5.1(a) for a breach of the representations and warranties set forth in Section 2.8 will not exceed US$250,000; provided, further, that the limitation set forth in clause (y) will not apply with respect to Losses relating to (1) Encumbrances, if any, against the Company’s real property in India, or (2) a breach of the representation and warranty set forth in Section 2.6. or the impairment of the Company’s cash balances as a result of any material loans or advances outstanding to employees or directors or any breach by the Seller of its covenants contained herein.

(b) Nothing in this Agreement will limit the Liability of any person to any other party for intentional fraud or willful misconduct.

(c) The Indemnified Party will take, and will cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder. In the event the Indemnified Party will fail to take such commercially reasonable steps, then notwithstanding anything in this Agreement to the contrary, the Indemnifying Party will not be required to indemnify the Indemnified Party for that portion of Losses that would reasonably have been expected to have been avoided if the Indemnified Party had taken such steps.

5.7 Survival of Representations and Warranties. Except as set forth in Section 5.3, the representations, warranties, covenants and agreements contained in this Agreement will survive the Closing and any investigation made by or on behalf of any of the Parties hereto at any time with respect thereto, and expire as follows:

(a) the representations and warranties set forth in this Agreement or in any certificate or writing delivered pursuant hereto or in connection herewith will expire on the first anniversary of the Closing Date;

(b) the obligations of the parties set forth in Section 5.3 will remain in effect for the period of the relevant statute of limitations applicable to the Taxes at issue; and

(c) the covenants and agreements of the parties set forth in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith will survive the Closing until the expiration of the applicable statute of limitations (including any extension or tolling thereof) or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof will survive indefinitely until the expiration of the applicable statute of limitations (including any extension or tolling thereof).

5.8 Exclusive Remedy. The sole and exclusive remedy of any Indemnified Party with respect to any and all Losses arising in connection with the representations, warranties, covenants and agreements set forth in this Agreement will be pursuant to the indemnification obligations set forth in this Article 5 hereof and subject to the limitations set forth herein.

5.9 Exercise of Remedies by Persons Other than the Parties. No Indemnified Party (other than the Parties or any respective successor or assignee of such Party) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless (a) in the case of any Seller Indemnified Party, the Seller (or any successor or assignee of the Seller) consents to the assertion of the indemnification claim, or (b) in the case of any Purchaser Indemnified Party, the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim.

ARTICLE 6

GENERAL PROVISIONS

6.1 Governing Law; Disputes.

(a) The internal law of the State of California (without giving effect to any choice or conflict of Law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and the Contemplated Transactions, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

(b) Any action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions must be brought in the courts of the State of California, Santa Clara County, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or Proceeding and waives any objection it may now, or hereafter, have to venue or to convenience of forum. Each of the parties expressly consents to the jurisdiction of such courts in any such action or Proceeding, and waives any other requirements of or objections to personal jurisdiction with respect thereto. If necessary, the Purchaser will appoint an entity as its authorized agent (“Authorized Agents”) upon whom process may be served in any such action or Proceeding arising out of or based on this Agreement or the transactions contemplated hereby. The Purchaser represents and warrants that such Authorized Agents will have agreed to act as such agents for service of process and agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agents and written notice of such service to the Purchaser will be deemed, in every respect, effective service of process upon the Purchaser. Nothing in this Section 6.1, however, affects the right of any party to serve legal process in any other manner permitted by Law.

(c) The parties acknowledge and agree that in the event of a breach by either party or any of their respective Affiliates of any of the provisions of this Agreement, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, either party or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

(d) The rights and remedies of the parties hereto will be cumulative (and not alternative) and the exercise by a party of one remedy will not preclude the exercise of any other remedy. Any enumeration of the party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

6.2 Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT (A) WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF REVENUE OR LOST SALES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT, AND (B) WILL THE AGGREGATE LIABILITY OF THE SELLER FOR ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING IN CONNECTION WITH THIS AGREEMENT EXCEED THE PURCHASE PRICE.

6.3 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered personally or by an internationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America or Cayman Islands certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Seller:	Selectica, Inc. 1740 Technology Drive, Ste. 450 San Jose, CA 95110 United States of America

	Facsimile:	+1.408.570.9705
	Attention:	Richard Heaps
Chief Financial Officer and General Counsel

with a copy to:	Baker & McKenzie LLP
2 Embarcadero Center, 11th Floor
San Francisco, CA 94111
United States of America
	Facsimile:	+1.415.573.3099
	Attention:	John F. McKenzie
Matthew R. Gemello

If to the Purchaser:	DAX Partners LP
c/o Mourant Cayman Corporate Services, Ltd
42 North Church Street
P.O. Box 1348
Grand Cayman, Cayman Islands KY1-1108
	Facsimile:	+1.212.509.8080
	Attention:	Raj Agarwal

and

DAX Partners LP
90 Broad Street, 17th Floor
New York, NY 10004
United States of America
	Facsimile:	+1.212.509.8080
	Attention:	Raj Agarwal

with a copy to:	Salans LLP
Rockefeller Center
620 Fifth Ave.
New York, NY 10020-2457
United States of America
	Facsimile:	+1.212.632.5555
	Attention:	Robert K. Smits

6.4 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

6.5 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

6.6 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or

(c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the extension or waiver is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

6.7 Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and assigns, except that Purchaser may not assign any rights under this Agreement without the prior written consent of the Seller. No party may delegate any performance of its obligations under this Agreement, except delegations of the performance of its obligations to any Affiliate of such party so long as such party remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 6.7.

6.8 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

6.9 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the Contemplated Transactions, including all fees and expenses of its advisors and representatives; provided, however, that the Seller will reimburse the Purchaser in an amount not to exceed $50,000 in the aggregate for expenses incurred by the Purchaser in connection herewith (including, without limitation any fees or expenses of the Purchaser’s advisors and representatives), which amount may be deducted from the Purchase Price to be paid at the Closing or on the Final Payment Date upon the presentation of invoice(s) or similar written evidence of such expense.

6.10 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 6.10.

6.11 Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

6.12 Construction; Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “will”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date.

6.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter of this Agreement.

(This space intentionally left blank)

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

“Seller”		“Purchaser”

SELECTICA, INC., a Delaware corporation		DAX PARTNERS, LP, a limited partnership organized under the laws of the Cayman Islands

By:	/s/ Richard Heaps	By:	/s/ Raj Agarwal
Name:	Richard Heaps	Name:	Raj Agarwal
Title:	CFO	Title:	Director

EXHIBIT A

Definitions

For the purposes of this Agreement:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in California, New York or the Cayman Islands are closed either under applicable Law or action of any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding.

“Encumbrance” means any charges, mortgages, pledges, security interests, escrows, options, rights of first refusal, indentures, security agreements or other encumbrances, claims, agreements, arrangements or commitments of any kind or character and whether or not relating in any way to credit or the borrowing of money.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, instrumentality or other entity and any court or other tribunal), (c) multinational organization exercising judicial, legislative or regulatory power or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued or granted by any Governmental Authority.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means, (a) with respect to the Seller, the actual knowledge, without any obligation of independent investigation, of Brenda Zawatski, Steven Goldner and Richard Heaps, and (b) with respect to the Purchaser, the actual knowledge, without any obligation of independent investigation, of Raj Agarwal.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, Law, statute, treaty, rule, regulation, ordinance or code.

“Liability” means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

“Losses” mean all damages, awards, Judgments, assessments, fines, penalties, charges, costs, expenses and other payments however suffered or characterized, all interest thereon, all reasonable costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’, accountants’, investment bankers’, and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Article 5, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

A violation, circumstance, change, effect or other matter is deemed to have a “Material Adverse Effect” on the Purchaser, the Seller, or the Company as applicable, if such violation, circumstance, change, effect or other matter would have a material adverse effect on the ability of such party to perform its obligations under this Agreement or on the ability of such party to consummate the transactions contemplated by this Agreement.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Taxes” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any Liability for the Taxes of another Person.